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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Synopsys, Inc.

We consent to incorporation by reference in the registration statement dated on or about December 14, 1998, on Form S-8/S-3 of Synopsys, Inc. of our report dated October 17, 1997, relating to the consolidated balance sheets of Synopsys, Inc. and subsidiaries as of September 30, 1997, and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the September 30, 1997 annual report of Form 10-K of Synopsys, Inc.

                                     /S/ KPMG PEAT MARWICK LLP

Mountain View, California
December 11, 1998